EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of this Schedule 13G (including amendments thereto) with respect to the Common Stock of Airgain, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, hereby execute this Agreement this August 3, 2020.

August 3, 2020

Cobia Capital Management LP
By: Cobia GP LLC, its General Partner

/s/ Jeffrey Meyers
Signature

Jeffrey Meyers/Members of its General Partner
Name/Title

Cobia GP LLC

/s/ Jeffrey Meyers
Signature

Jeffrey Meyers/Member
Name/Title